EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the purchase and sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price or sale price, as applicable.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
8/10/20091	Purchase	$7.1662	10,100
8/11/20092	Purchase	7.1578	38,975
8/12/20093	Purchase	7.3656	21,020
8/13/20094	Purchase	7.4072	15,397
8/14/20095	Purchase	7.4624	17,422
8/17/20096	Purchase	7.349	15,400
8/18/20097	Purchase	7.496	2,500
8/19/20098	Purchase	7.5712	1,700
10/9/20099	Sale	12.602614	1,182,300
10/12/200910	Sale	12.58	327,999

1 This transaction was executed in multiple trades at prices ranging from $7.10 - $7.20.

2 This transaction was executed in multiple trades at prices ranging from $7.14 - $7.20.

3 This transaction was executed in multiple trades at prices ranging from $7.18 - $7.44.

4 This transaction was executed in multiple trades at prices ranging from $7.33 - $7.45.

5 This transaction was executed in multiple trades at prices ranging from $7.40 - $7.48.

6 This transaction was executed in multiple trades at prices ranging from $7.30 - $7.37.

7 This transaction was executed in multiple trades at prices ranging from $7.49 - $7.50.

8 This transaction was executed in multiple trades at prices ranging from $7.41 - $7.60.

9 This transaction was executed in multiple trades at prices ranging from $12.575 - $12.66.

10 This transaction was executed in multiple trades at prices ranging from $12.56 - $12.60.